UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                          FORM 8-K
                       CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934 Date of Report (Date of earliest event reported): April 14, 2004.

               STRATEGIC ALLIANCE GROUP, INC.
   (Exact name of Registrant as specified in its charter)

   Florida                          000-13846          75 14 33 000
  (State or other jurisdiction     (Commission        (IRS Employer
    of incorporation)               File Number)    Identification No.)

    3551 S.W. Corporate Parkway, Palm City, Florida           34990
       (Address of principal executive offices)            (Zip code)

 Registrant's telephone number, including area code:   (772) 283 4490


                            -1-


  Item 5. OTHER EVENTS.

  On April 14, 2004, Registrant, named Strategic Alliance Group,
  Inc., announced   that a Letter of Commitment (LC) was signed
  by it and GRP, Inc., a Georgia   corporation, by which Registrant
  would acquire GRP, Inc. for stock. The terms and conditions of this acquisition are contained in their entirety in the LC attached to this Form 8K as Exhibit 1. GRP has two wholly owned subsidiaries, Commandeer, LLC, and CruiseCam, LLC, each being a Michigan limited liability company. The transaction closing is scheduled to occur on or before May 28, 2004.

  GRP has retained the services of Mezzanine Finance Fund, LLC, of Palm City, Florida, as its investment banker in this Transaction.

  GRP, Inc. is incorporated in the State of Georgia and has corporate offices at 1075 Rankin, Troy, MI 48083. Its patented technology was financed by Ford Motor Co., and/or Lear Seating, Inc., Office of Law Enforcement & Technology and the U.S. Department of Justice, encouraged development and technology. Their objective was to produce a vehicle recording system able to withstand the rigors of use in the field of law enforcement. A total of $5,500,000 was spent over a period of five years to develop the CruiseCam system which exceeds Federal Motor Vehicle Standards 208 and 301 for occupant safety design. It can record any incident and then transfer the recording to the departmental booking area. The Department of Justice is interested in maximizing the placement of cameras in patrol cars because they believe it will reduce the number of lawsuits against police agencies. More importantly, CruiseCam is the only video recording system whose installation does not affect the certification of the vehicle by the manufacturer.

  Close to introduction by GRP, Inc. is an independent operating system in conjunction with Presearch, Inc. a leader in military recording devices.

  The two persons managing the affairs of CruiseCam are D. Scott
  Watkins and Russell J. Barron. Resumes of both are available upon request to Registrant.

  Item 7. FINANCIAL STATEMENTS AND EXHIBITS

  Exhibit 1. Letter of Commitment dated April 14, 2004 announcing the acquisition of GRP, Inc. a corporation organized under the laws of the State of Georgia, by the Registrant.

                         SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     Strategic Alliance Group, Inc.
                                     (Registrant)

  Date:  April 19, 2004            By/s/ Floyd D. Wilkenson
                                     Floyd D. Wilkenson
                                     Authorized Director